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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, is entered into as of this 25th day of May, 1999 by and between Textron Inc. (the "Company"), a Delaware corporation having its principal office at 40 Westminster Street, Providence, Rhode Island 02903 and John A. Janitz (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company desires to employ the Executive and the Executive is willing to be employed by the Company; and

         WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

1.       TERM OF EMPLOYMENT

                  The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on the date hereof (the "Effective Date") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the third anniversary of the Effective Date (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional one (1) year periods (the "Additional Terms"), unless, at least ninety (90) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2.       POSITION AND RESPONSIBILITIES

                  During the Employment Term, the Executive shall serve as the President and Chief Operating Officer of the Company or in such higher capacity as agreed by the Company and the Executive. The Executive shall report exclusively to the Chief Executive Officer and the Board of Directors of the Company (the "Board"). The Executive shall, to the extent appointed or elected, serve on the Board as a director and as a member of any committee of the Board, in each case, without additional compensation. The Executive shall, to the extent appointed or elected, serve as a director or as a member of any committee of the board (or the equivalent


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bodies in a non-corporate subsidiary or affiliate) of any of the Company's subsidiaries or affiliates and as an officer or employee (in a capacity commensurate with his position with the Company) of any such subsidiaries or affiliates, in all cases, without additional compensation or benefits and any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be a credit with regard to the amounts due hereunder from the Company. The Executive shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to the By-laws of the Company the organizational structure of the Company. The Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided the foregoing will not prevent the Executive from participating in charitable, community or industry affairs, from managing his and his family's personal passive investments, and (with the consent of the Chief Executive Officer or the Organization and Compensation Committee (or its successor) of the Board (the "O&C Committee"), which consent will not be unreasonably withheld, conditioned or delayed) serving on the board of directors of other companies, provided that these activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof.

3.       COMPENSATION AND BENEFITS

         During the Employment Term, the Company shall pay and provide the Executive the following:

                  3.1 BASE SALARY. The Company shall pay the Executive an initial base salary (the "Base Salary") at a rate of $600,000. Base Salary shall be paid to the Executive in accordance with the Company's normal payroll practices for executives. Base Salary shall be reviewed at least annually by the O&C Committee (or as otherwise designated by the Board) to ascertain whether, in the judgment of the reviewing committee, such Base Salary should be increased. If so increased, Base Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

                  3.2 ANNUAL BONUS. The Company shall provide the Executive with the opportunity to earn an annual cash bonus under the Company's current annual incentive compensation plan for executives or a replacement plan therefor at a level commensurate with his position, provided that the minimum annual target award payable upon the achievement of reasonably attainable objective performance goals shall be at least seventy percent 70% of Base Salary.

                  3.3 LONG-TERM INCENTIVES. The Company shall provide the Executive the opportunity to earn long-term incentive awards under the current equity and cash based plans and programs or replacements therefor.

                  3.4 EMPLOYEE BENEFITS. The Executive shall, to the extent eligible, be entitled

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to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, generally provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time.

                  3.5 VACATION. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of executives, but in no event less than four (4) weeks per calendar year.

                  3.6 PERQUISITES. The Company shall provide to the Executive, at the Company's cost, all perquisites to which other senior executives of the Company are generally entitled to receive and such other perquisites which are suitable to the character of the Executive's position with the Company and adequate for the performance of his duties hereunder. To the extent legally permissible, the Company shall not treat such amounts as income to the Executive.

                  3.7 RIGHT TO CHANGE PLANS. The Company shall not be obligated by reason of this Section 3 to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

4.       EXPENSES

                  Upon submission of appropriate documentation, in accordance with its policies in effect from time to time, the Company shall pay, or reimburse, the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which the Executive participates in accordance with the Company's policies in effect from time to time.

5.       TERMINATION OF EMPLOYMENT

         The Executive's employment with the Company (including but not limited to any subsidiary or affiliate or the Company) and the Employment Term shall terminate upon the occurrence of the first of the following events:

         (a)      Automatically on the date of the Executive's death.

         (b) Upon thirty (30) days written notice by the Company to the Executive of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with


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                  the Company as contemplated by Section 2 herein for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The existence or non-existence of a Disability shall be determined by a physician agreed upon in good faith by the Executive (or his representatives) and the Company. It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) consecutive days or less shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

         (c) Immediately upon written notice by the Company to the Executive of a termination due to his retirement at or after the Executive's attainment of age sixty-five (65).

         (d) Immediately upon written notice by the Company to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board or the Chief Executive Officer of the Cause event and has been approved by the O&C Committee at a meeting at which the Executive and his counsel had the right to appear and address such meeting after receiving at least five (5) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination. The term "Cause" shall mean, for purposes of this
                  Agreement: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company;
                  (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or (y) any of his fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the Executive's willful failure to attempt to perform his duties under Section 2 hereof or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vi) the


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                  Executive's conviction of, or pleading NOLO CONTENDERE or
                  guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)); or
                  (vii) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty
                  (20) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph (d) to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

         (e) Upon written notice by the Company to the Executive of an involuntary termination without Cause. A notice by the Company of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed an involuntary termination of the Executive by the Company without Cause as of the end of the Employment Term, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of such date.

         (f) Upon twenty (20) days written notice by the Executive to the Company of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such twenty (20) day period. The term "Good Reason" shall mean, for purposes of this Agreement, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive of duties materially inconsistent with the Executive's then authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or any reduction in the Executive's then title, position, reporting lines or a material reduction (other than temporarily while Disabled or otherwise incapacitated) in his then status, authorities, duties, or responsibilities or, if then a director of the Company, failure to be nominated or reelected as a director of the Company or removal as such; (ii) relocation of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the


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                  Executive's business obligations) or relocation of the
                  principal office of the Company to a location which is at least fifty (50) miles from the Company's current headquarters, provided, however, if the Executive at the time of the relocation is not located at the principal office, such relocation provision shall apply based on his then location but shall not cover a relocation to the principal office prior to a Change in Control; (iii) a reduction by the Company in the Executive's Base Salary; (iv) a reduction in the Executive's aggregate level of participation in any of the Company's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participated as of the Effective Date, or, after a Change in Control, participated immediately prior to the Change in Control; (v) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or (vi) any other material breach by the Company of this Agreement.

         (g) Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date). A notice by the Executive of non-renewal of the Employment Term pursuant to
                  Section 1 above shall be deemed a voluntary termination by the Executive without Good Reason as of the end of the Employment Term.

SECTION 6.  CONSEQUENCES OF A TERMINATION OF EMPLOYMENT

         6.1 TERMINATION DUE TO DEATH OR RETIREMENT. If the Employment Term ends on account of the Executive's termination due to death pursuant to Section 5(a) above or retirement pursuant to Section 5(c) above, the Executive (or the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate) shall be entitled, in lieu of any other payments or benefits, to (i) payment promptly of any unpaid Base Salary, unpaid annual incentive compensation (for the preceding fiscal year) and any accrued vacation, (ii) reimbursement for any unreimbursed business expenses incurred prior to the date of termination, and
(iii) any amounts, benefits or fringes due under any equity, benefit or fringe plan, grant or program in accordance with the terms of said plan, grant or program but without duplication (collectively, the "Accrued Obligations").

         6.2 TERMINATION DUE TO DISABILITY. If the Employment Term ends as a result of Disability pursuant to Section 5(b) above, the Executive shall be entitled, in lieu of any other payments or benefits, to any Accrued Obligations.

         6.3 INVOLUNTARY TERMINATION BY THE COMPANY WITHOUT CAUSE OR TERMINATION BY THE EXECUTIVE FOR GOOD REASON. If the Executive is involuntarily terminated by the Company without Cause in accordance with Section 5(e) above or the Executive terminates his


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employment for Good Reason in accordance with Section 5(f) above, the Executive shall be entitled, in lieu of any other payments or benefits, subject to Section 7(b) hereof, to any Accrued Obligations and the following:

         (a) Payment of the Prorated Portion (as determined in the next sentence) of the earned annual incentive compensation award for the fiscal year in which the Executive's termination occurs, payable promptly after the end of such fiscal year. "Prorated Portion" shall be determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company, and the denominator of which is, 365.

         (b) Continued payment off payroll for two years (in approximately equal monthly installments) of an amount equal to two times the sum of (i) the Executive's Base Salary and (ii) the higher of (x) the Executive's target incentive compensation established for the fiscal year in which the Executive's termination occurs or (y) a multiple thereof equal to the product of such target amount and the multiple of target earned by the Executive for the prior fiscal year (whether or not deferred).

         (c) Payment of the premium for COBRA continuation health coverage for the Executive and the Executive's dependents until the earliest of (i) eighteen (18) months after such termination,
                  (ii) until no longer eligible for COBRA continuation benefit coverage or (iii) the Executive commences other substantially full-time employment.

         6.4 TERMINATION BY THE COMPANY FOR CAUSE OR TERMINATION BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive is terminated by the Company for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive all Accrued Obligations.

SECTION 7.  NO MITIGATION/NO OFFSET/RELEASE

         (a) In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others, except as specifically set forth in Section 9 hereof or upon obtaining by the Company of a final unappealable judgement against the Executive.

         (b) Any amounts payable and benefits or additional rights provided pursuant to


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                  Section 6.3 or Section 8.1 beyond and Accrued Obligations and beyond the sum of any amounts due (without execution of a release) under the Company severance program then in effect, or, if greater, three (3) months Base Salary as severance, shall only be payable if the Executive delivers to the Company a release of all claims of the Executive (other than those specifically payable or providable hereunder on or upon the applicable type of termination and any rights of indemnification under the Company's organizational documents) with regard to the Company, its subsidiaries and related entities and their respective past or present officers, directors and employees in such form as reasonably requested by the Company.

         (c) Upon any termination of employment, upon the request of the Company, the Executive shall deliver to the Company a resignation from all offices and directorships and fiduciary positions of the Executive in which the Executive is serving with, or at the request of, the Company or its subsidiaries, affiliates or benefit plans.

         (d) The amounts and benefits provided under Sections 6 and 8 hereof are intended to be inclusive and not duplicative of the amounts and benefits due under the Company's employee benefit plans and programs to the extent they are duplicative.

8.       CHANGE IN CONTROL

         8.1 EMPLOYMENT TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL. In the event of a Qualifying Termination (as defined below) during the period commencing one-hundred eighty (180) days prior to the effective date of a Change in Control and terminating on the second anniversary of the effective date of a Change in Control (the "Change in Control Protection Period"), then in lieu of the benefits provided to the Executive under Section 6.3 of this Agreement, the Company shall pay the Executive the following amounts within (except as otherwise provided) thirty (30) business days of the Qualifying Termination (or, if later, the effective date of the Change in Control; in which case any amounts or benefits previously paid, pursuant to Section 6 shall be setoff against those under this Section 8) and provide the following benefits:

         (a)      Any Accrued Obligations.

         (b) A lump-sum cash payment equal to three (3) times the highest rate of the Executive's Base Salary rate in effect at any time up to and including the date of the Executive's termination.

         (c) A lump-sum cash payment equal to the Prorated Portion of the greater of: (i) the Executive's target annual incentive compensation award established for the fiscal


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                  year during which the Executive's award termination occurs, or
                  (ii) the Executive's earned annual incentive award for the fiscal year prior to the fiscal year in which the earlier of the Change in Control or the Qualifying Termination occurs (whether or not deferred).

         (d) A lump-sum cash payment equal to three (3) times the greater of: (i) the Executive's highest annual incentive compensation earned over the three (3) fiscal years ending prior to the earlier of the Change in Control or the Qualifying Termination (whether or not deferred); or (ii) the Executive's target incentive compensation established for the fiscal year in which the Executive's date of termination occurs.


         (e) To the extent the Executive is eligible, was eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination) or if the Executive would be eligible with credit for an additional three (3) years of age and service credit, coverage under all applicable retiree health and other retiree welfare plans for the Executive and the Executive's eligible dependents (including an adjustment to the extent necessary to put the Executive on the same after tax basis as if the Executive had been eligible for such coverage).

         (f) To the extent eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination), continued participation, (coordinated with (e) above to the extent duplicative), at no additional after tax cost to the Executive than the Executive would have as an employee, in all welfare plans, until three (3) years after the date of termination, provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease. To the extent such coverage cannot be provided under the Company's welfare benefit plans without jeopardizing the tax status of such plans, for underwriting reasons or because of the tax impact on the Executive, the Company shall pay the Executive an amount such that the Executive can purchase such benefits separately at no greater after tax cost to him than he would have had if the benefits were provided to him as an employee.

         (g) A lump-sum cash payment of the actuarial present value equivalent (as determined in accordance with the most favorable (to the Executive) overall actuarial assumptions and subsidies in any of the Company's tax-qualified or nonqualified type defined benefit pension plans in which the Executive then participates) of the accrued benefits accrued by the Executive as of the date of termination under the terms of any nonqualified defined benefit type retirement plan, including but not limited to, the Amended and Restated Supplemental


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                  Executive Retirement Plan for Textron Inc. Key Executives and
                  the Supplemental Benefits Plan and assuming the benefit was fully vested without regard to any minimum age or service requirements. For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the date of termination for three (3) full years (i.e., three (3) additional years of age (including, but not limited to, for purposes of determining the actuarial present value), compensation and service credits shall be added).

         (h) Three (3) times the amount of the maximum Company contribution or match to any defined contribution type plan in which the Executive participates.

         (i) A lump-sum cash payment of the product of (i) the Interest Factor (as determined in the next sentence) multiplied by (ii) the Executive's entire account balance under the Deferred Income Plan (or any replacement therefor), plus an additional amount equal to three (3) times the match which the Company made for the Executive to such plan for the fiscal year ending immediately prior to the earlier of the Change in Control or the Qualifying Termination. The "Interest Factor" shall be equal to one (1) plus three (3) times the rate of earnings of the Executive's account under such plan for the fiscal year ending immediately prior to his termination.

         (j) Immediate full vesting of any outstanding stock options, performance share units and other equity awards (and lapse of any forfeiture provisions) to the extent permitted under the plan or grant, or if full vesting is not permitted with regard to stock options, a cash payment equal to the difference between the fair market value of the shares covered by the unvested options and the exercise price of such unvested options on such unvested options on the date of termination (or, if later, the date of the Change in Control).

         (k) Outplacement services at a level commensurate with the Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on the date of termination but in no event extending beyond the date on which the Executive commences other full time employment.

         (l) Continuation of participation for three (3) additional years in the Company's programs with regard to tax preparation assistance and financial planning assistance, club dues and automobile (but based on the automobile then being used and no new one), in accordance with the Company's programs in effect at the time of the Change in Control.

         For purposes of this Section 8, a Qualifying Termination shall mean any termination of the Executive's employment (i) by the Company without Cause, or
(ii) by the Executive for Good Reason.


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         8.2 DEFINITION OF "CHANGE IN CONTROL." A Change in Control of the
Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

         (a) Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

         (b) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

         (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

         (d) The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

         8.3 EXCISE TAX EQUALIZATION PAYMENT. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A will apply.

9.       NONCOMPETITION, CONFIDENTIALITY AND NONDISPARAGEMENT

                  9.1      AGREEMENT NOT TO COMPETE.

         (a) The Executive agrees that for a period of two (2) years after the termination of


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                  the Executive's employment, the Executive will not engage in
                  Competition with the Company with the Listed Companies, provided that after the Executive's termination of employment the Listed Companies shall be limited to those effectively listed at the time of his termination and still on such list at the time of any alleged activity of the Executive, including, but not limited to, (i) soliciting customers, business or orders for, or selling any products and services in, Competition with the Company for such Listed Companies or
                  (ii) diverting, enticing, or otherwise taking away customers, business or orders of the Company, or attempting to do so, in either case in Competition with the Company for such Listed Companies.

         (b) The Executive agrees that if, while he is receiving severance pay from the Company pursuant to Section 6.3(b), the
                  Executive: (i) violates (a) above, or (ii) otherwise engages in Competition in the Restricted Territory, whether or not with the Listed Companies, Section 9.6(b) hereof shall apply.

         (c)      The Executive agrees that the restrictions contained in this
                  Section 9 are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive's knowledge and are considered by the Executive to be reasonable for such purpose.

                  9.2      DEFINITIONS.

         (a) "Competition" shall mean engaging in, as an employee, director, partner, principal, shareholder, consultant, advisor, independent contractor or similar capacity, with (a) the Listed Companies or (b) in any business, activity or conduct which directly competes with the business of the Company, provided that, with regard to the period after termination of the Executive's employment, Section 9.1(b)(ii) shall only apply to business lines in which the Company is engaged both at the time of termination of employment and at the time of the determination and which during the last fiscal year ending prior to the date of such termination represented at least five percent (5%) of the Company's revenues (the "Prohibited Lines"). Notwithstanding anything else in this
                  Section 9, Competition shall not include: (A) (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Chief Executive Officer or the O&C Committee, (iii) the practice of law in a law firm that represents entities in Competition with the Company, provided that the Executive does not personally represent such entities, or (iv) the employment by, or provision of services to, an investment banking firm or consulting firm that provides services to entities that are in Competition with the Company provided that the Executive does not personally represent or provide services to such entities that are Listed Companies or otherwise with regard to businesses in Competition with the Prohibited Lines, or (B) with regard to Section 9.1(b)(ii), (i) being employed by, or consulting for, a non-Competitive division or business unit of an entity which is in Competition with the Company (and participating in such entity's employee equity plans),
                  (ii) being employed by, or consulting for, an entity which had annual revenues in the last fiscal year prior to the Executive being employed by, or consulting for, the entity generated through business lines in Competition with the Prohibited Lines of the Company that do not exceed five percent (5%) of such entity's total annual revenues, provided that revenues within the Executive's area of responsibility or authority are not more than ten percent (10%) composed of the revenues from the businesses in Competition with the Prohibited Lines, or
                  (iii) any activities conducted after a Change in Control of the Company.

         (b) The Restricted Territory shall mean any geographic area in which the Company with regard to the Prohibited Lines did more than nominal business.

         (c) Listed Companies shall mean those entities which are within the "peer group" established by the Company for the performance graphs in its proxy statement pursuant to Item 402(l) of Regulation S-K under the Exchange Act and which are in a list of no more than five (5) entities established by the Company from time to time and available from the Chief Human Resources Officer, provided that the addition of any entity to the list shall not be effective until sixty (60) days after it is so listed.

         (d) For purposes of this Section 9, "Company" shall mean the Company and its subsidiaries and affiliates.

                  9.3 AGREEMENT NOT TO ENGAGE IN CERTAIN SOLICITATION. The Executive agrees that the Executive will not, during the Executive's employment with the Company or during the two (2) year period thereafter, directly or indirectly, solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the Executive is associated ("Solicitation").

                  9.4      CONFIDENTIAL INFORMATION.

         (a) The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties, (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose, or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling him to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

         (b) The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive's duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them.

                  9.5 SCOPE OF RESTRICTIONS. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

                  9.6      REMEDIES.

         (a) In the event of a material breach or threatened material breach of Section 9.1(a), Section 9.3, Section 9.4 or Section 9.10, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 9. Except as specifically provided with regard to Listed Companies, the Company agrees that it will not assert to enjoin or otherwise limit the Executive's activities based on an argument of inevitable disclosure of confidential information.

         (b) In the event Section 9.1(b) applies, the Company may immediately cease payment to the Executive of all future amounts due under Sections 6.3(a) or (b) as well as otherwise specifically provided in any other plan, grant or program.

         (c) Upon written request of the Executive, the Company shall within thirty (30) days notify the Executive in writing whether or not in good faith it believes any proposed activities would be in Competition and, if it so determines or does not reply within thirty (30) days, it shall be deemed to waive any right to treat such activities as Competition unless the facts are otherwise than as presented by the Executive or there is a change thereafter in such activities. The Executive shall promptly provide the Company with such information as it may reasonably request to evaluate whether or not such activities are in Competition.

                  9.7 UNIFORMITY. In no event shall any definitions of Competition or Solicitation (or a similar provision) as it applies to the Executive with regard to any plan of program or grant of the Company be interpreted to be any broader than as set forth in this Section 9.

                  9.8 DELIVERY OF DOCUMENTS. Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories (collectively, the "Rolodex") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information, provided that, at the request of the Company, the Executive shall provide the Company with a copy of the Rolodex.

                  9.9 NONDISPARAGEMENT.

         (a) During the Employment Term and thereafter, the Executive shall not with willful intent to damage economically or as to reputation or vindictively disparage the Company, its subsidiaries or their respective past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Executive while employed by the Company in good faith as fulfilling the Executive's duties with the Company or otherwise at the request of the Company, (ii) truthful statements made in compliance with legal process or governmental inquiry, (iii) as the Executive in good faith deems necessary to rebut any untrue or misleading public statements made about him or any other member of the Protected Group, (iv) statements made in good faith by the Executive to rebut untrue or misleading statements made about him or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation. No member of the Protected Group shall be a third party beneficiary of this
                  Section 9.9(a).

         (b) During the Employment Term and thereafter, neither the Company officially nor any then member of the Executive Leadership Team (or the equivalent) of the Company, as such term is currently used within the Company, shall with willful intent to damage the Executive economically or as to reputation or otherwise vindictively disparage the Executive, provided the foregoing shall not apply to (i) actions or statements taken or made in good faith within the Company in fulfilling duties with the Company, (ii) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by the Executive as to any member of the Protected Group, or (iv) normal commercial puffery in a competitive business situation.

         (c) In the event of a material breach or threatened material breach of clauses (a) or (b) above, the Company or the Executive, as the case may be, in addition to its or the Executive's other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of this Section 9.9.

                  9.10 POOLING OF INTERESTS. If the Company is involved in any proposed business combination that is contemplated to be accounted for as a pooling of interests, the Executive agrees to cooperate with the reasonable requests of the Company with regard to the exercise of stock options, the sale of Company stock or other matters that could affect the ability of the combination to be accounted for as a pooling of interests.

100      LIABILITY INSURANCE

                  The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

110      ASSIGNMENT

                  11.1 ASSIGNMENT BY THE COMPANY. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company.

                  11.2 ASSIGNMENT BY THE EXECUTIVE. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

120      LEGAL REMEDIES

                  12.1 PAYMENT OF LEGAL FEES. The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred in connection with any dispute arising hereunder; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is in a material manner in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.

                  12.2 ARBITRATION. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company and the Executive shall be entitled to reimbursement of his expenses as provided in Section 12.1 hereof.

                  12.3 NOTICE. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if delivered personally, sent by telecopier, sent by an overnight service or sent by registered or certified mail. Notice to the Executive not delivered personally (or by telecopy where the Executive is known to be) shall be sent to the last address on the books of the Company, and notice to the Company not delivered personally (or by telecopy to the known personal telecopy of the person it is being sent to) shall be sent to it at its principal office. All notices to the Company shall be delivered to the Chief Executive Officer with a copy to the [senior legal officer]. Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

                  [12.4 CONTINUED PAYMENTS. In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, the Executive shall continue to be treated economically and benefit wise in the manner asserted by him in the arbitration effective as of the date of the filing of the arbitration, subject to the Executive promptly refunding any amounts paid to him, paying the cost of any benefits provided to him and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by him during the pendency of the arbitration which he is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that the Executive is intentionally delaying conclusion of the arbitration.]

130      MISCELLANEOUS

                  13.1 ENTIRE AGREEMENT. This Agreement, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire Agreement of the parties with respect to the subject matter hereof. To the extent any severance plan or program of the Company that would apply to the Executive is more generous to the Executive than the provisions hereof, the Executive shall be entitled to any additional payments or benefits which are not duplicative, but shall otherwise not be eligible for such plan or program.

                  13.2 MODIFICATION. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

                  13.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

                  13.4 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  13.5 TAX WITHHOLDING. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                  13.6 BENEFICIARIES. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

                  13.7 REPRESENTATION. The Executive represents that the Executive's employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.

140      GOVERNING LAW

         The provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.






                                              ----------------------------------




                                              TEXTRON INC.


                                              By:-------------------------------
                                                 Name:
                                                 Title:

                                    EXHIBIT A
                                    ---------
                               PARACHUTE GROSS UP
                               ------------------

          (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

          (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up

Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (d) The Gross-up Payment or portion thereof provided for in subsection
(c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection
(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

          (f) The Company shall be responsible for all charges of the Accountant.

          (g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

                                                                    Attachment A
                                 John A. Janitz
                             Restricted Stock Awards
                                  June 1, 1999

                                  "DISABILITY"
                                  ------------
"Disability" shall mean, for purposes of this award, the inability of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with the Company for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The existence or non-existence of a Disability shall be determined by a physician agreed upon a good faith by the Executive (or his representatives) and Textron.

                                     "CAUSE"
                                     -------
"Cause" shall mean: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or
(y) any of his fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the executive's willful failure to attempt to perform his duties or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; or (vi) the Executive's conviction of, or pleading NOLO CONTENDERE or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position provided the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation); No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

                                  "GOOD REASON"
                                  -------------
"Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive of duties materially inconsistent with the Executive's then authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or any reduction in the Executive's then title, position, reporting lines or a material reduction (other than temporarily while Disabled or otherwise incapacitated) in his then status, authorities, duties, or responsibilities or, if then a director of the Company, failure to be nominated or reelected as a director of the Company or removal as such; (ii) relocation of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) or relocation of the principal office of the Company to a location which is at least fifty (50) miles from the Company's current headquarters, provided, however, if the Executive at the time of the relocation is not located at the principal office, such relocation provision shall apply based on his then location but shall not cover a relocation to the principal office prior to a Change in Control; (iii) a reduction by the Company in the Executive's Base Salary; (iv) a reduction in the Executive's aggregate level of participation in any of the Company's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participated as of the Effective Date, or, after a Change in Control, participated immediately prior to the Change in Control; (v) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or (vi) any other material breach by the Company of this Agreement.

                                                                    Attachment A

                               "CHANGE IN CONTROL"
                               -------------------
A "Change in Control" of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:


          (a) Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

          (b) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

          (c) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

          (d) The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                                    EXHIBIT B

                                 John A. Janitz
                             Restricted Stock Awards
                                  June 1, 1999

The Board of Directors approved an award of 120,000 shares of restricted stock to John A. Janitz (the "Executive") under the 1999 Long-Term Incentive Plan. These awards replace the 48,000 share equivalents retention awards previously awarded. The terms of the awards are as follows:

* The Executive will be granted restricted shares of Textron common stock provided he is still employed by Textron in accordance with the following schedule and EPS from continuing operations increases at an average annual growth rate of 8% or more over the vesting period using 1998 EPS of $2.68 as the base amount.

           RESTRICTED SHARES           VESTING DATES
           -----------------           ----------------
             30,000                    October 25, 2000   (58th birthday)
             30,000                    October 25, 2004   (62nd birthday)
             15,000                    October 25, 2005   (63rd birthday)
             15,000                    October 25, 2006   (64th birthday)
             30,000                    October 25, 2007   (65th birthday)

* Textron shall retain the certificates representing the shares of restricted stock in its possession until such time as all restrictions applicable to such shares have lapsed.

* Except as otherwise provided herein, the Executive shall not be entitled to receive the restricted shares if the EPS performance objective for the respective shares is not achieved or if his employment with Textron ends for any reason prior to the respective vesting date, provided that if the Executive's employment ends prior to such date because of his death, "Disability" (Attachment A), his involuntary termination by Textron without "Cause" (Attachment A) or by the Executive for "Good Reason" (Attachment
     A), the shares shall immediately become fully vested. In the event of such termination, the shares shall be issued within 30 days following termination of employment.

* Notwithstanding the above, all unvested shares shall immediately vest upon a "Change in Control" (Attachment A).

* Effective June 1, 1999 dividends shall be credited to the Executive and such dividends are to be accounted for as if reinvested in actual Textron common stock. Such dividends will vest immediately but payment will be deferred until the earlier of the restricted shares vest date or termination of employment.

* The number of restricted shares awarded to the Executive hereunder shall be proportionately adjusted for any increase or decrease in the number of issued shares of Textron common stock resulting from a stock split, stock dividend or any other increase or decrease in such share effective without receipt of consideration by Textron.

* With respect to withholding required upon the lapse of restrictions on the restricted stock, the Executive may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having Textron withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. Such election shall be irrevocable, made in writing, signed by the Executive, and shall be subject to any restrictions or limitations that the Board in its sole discretion, deems appropriate.


------------------------                       --------------
     John D. Butler                                 Date

                                                                   November 1998
                                    EXHIBIT C

                                 John A. Janitz
                           Special Pension Arrangement

The provisions of the Executive Supplemental Retirement Plan provide for the following vesting schedule:


                  AGE AT RETIREMENT                  % OF BENEFIT
                  -----------------                  ------------
                         65                          100
                         64                          90
                         63                          80
                         62                          70
                         61                          60
                         60                          50
                    Less than 60                     0


The O & C Committee has the authority to use its discretion to provide an enhanced benefit.

There is full vesting upon a change in control of Textron Inc. The O & C Committee approved a modification to the definition of change in control to include the sale of a segment.


                               Special Arrangement


The following special pension arrangement was approved by the O & C Committee to amend the Executive Supplemental Retirement Plan vesting schedule:

         If John A. Janitz (the "Executive") is involuntarily terminated other than for "cause" (as defined in Attachment A) before age 60, the Executive will receive a pension benefit equal to 25% of the full benefit (12 1/2% of eligible compensation) under the Executive Supplemental Retirement Plan.


In such instance, the benefit will be calculated as follows:

*        1996 Compensation will be excluded from the average pay calculation

*        1997 will be the first year included in the average pay calculation

*        Average pay will be the greater of:

               (1) Eligible compensation for each full and partial calendar year divided by the number of full and partial years, or

               (2) Eligible compensation for each full calendar year divided by the number of full calendar years.


               --------------------------         ------------
                     John D. Butler                   Date